Exhibit 21

                                ENTRADE INC. (1)
                                  SUBSIDIARIES
                              As of March 29, 2000


                                                 State of
                                      Owned   Incorporation   Parent
                                     ------   -------------   ------

Subsidiaries:
Asset Liquidiation Group Inc.          100%    Nevada         Entrade Inc.
                  and
Public Liquidation Systems, Inc.,      100%
dba Nationwide Auction Systems                 Nevada         Entrade Inc.

entrade.com                            100%    Delaware       Entrade Inc.

utiliparts.com, Inc.                    80%    Delaware       entrade.com

TruckCenter.com                        100%    Delaware       Entrade Inc.

printeralliance.com                     64%    Delaware       Entrade Inc.

Artra Group Incorporated               100%    Pennsylvania   Entrade Inc.

A.G. Holding Corp.                     100%    Delaware       Entrade Inc.

Fill-Mor Holdings, Inc.                100%    Delaware       Artra Group
                                                              Incorporated

BCA Holdings, Inc.                     100%    Delaware       Artra Group
                                                              Incorporated

Golden Corp.                           100%    Delaware       BCA Holdings, Inc.

Rescuers, Inc.                         100%    Delaware       Golden Corp.


Equity Investments:

AssetControl.com, LLC.                  38%    Delaware       Entrade Inc.

asseTrade.com, Inc.                     25%    Delaware       Entrade Inc.

Pricecontainer.com, Inc.                15%    Delaware       Entrade Inc.

TradeTextile.com, Inc.                  25%    Delaware       entrade.com





(1)  Pennsylvania corporation









                                       E-6